FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2018 Earnings
Unprecedented 6.4 percent traffic growth drives comparable sales growth of 6.5 percent
The Company now expects higher full-year comparable sales and EPS

•	Traffic growth of 6.4 percent is by far the strongest since the Company began reporting traffic in 2008.

•	Comparable sales increased 6.5 percent, the best comp at Target in 13 years.

•	Comparable store sales grew 4.9 percent.

•	Comparable digital sales grew 41 percent, on top of 32 percent growth a year ago.

•	GAAP EPS from continuing operations were $1.49, up 22.7 percent from last year. Adjusted EPS[1] were $1.47, up 19.8 percent from last year.

•	For the back half of 2018, the Company has raised its outlook for both comparable sales and EPS.

•	The midpoint of Target’s third quarter EPS guidance range of $1.00 to $1.20 represents growth of more than 20 percent compared with last year.

•	For additional media materials, please visit:

•	https://corporate.target.com/article/2018/08/q2-2018-earnings

MINNEAPOLIS (August 22, 2018) - Target Corporation (NYSE: TGT) today announced its second quarter 2018 financial performance, including comparable sales growth of 6.5 percent and traffic growth of 6.4 percent. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.49 in second quarter 2018, up 22.7 percent from $1.21 in second quarter 2017. Second quarter Adjusted EPS were $1.47, up 19.8 percent from $1.22 in second quarter 2017. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1] Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Second Quarter 2018 Earnings - Page 2 of 13
“We are extremely pleased with Target’s second quarter results, which demonstrate our guests’ excitement for the enhanced and differentiated shopping experience we’re building. For the second consecutive quarter, traffic growth is better than we’ve seen in well over 10 years, driving 6.5 percent comp growth - Target’s best in 13 years.” said Brian Cornell, chairman and chief executive officer of Target Corporation. “We laid out a clear strategy at the beginning of 2017, and throughout this year we’ve been accelerating the pace of execution. We’re on track to deliver a strong back half and we’ve updated our full year guidance to reflect the strength of our business and the consumer economy. As we look ahead to 2019, we expect to achieve scale across the full slate of our initiatives - creating efficiencies and cost-savings, further strengthening our guest experience and positioning Target to continue gaining market share.”

Third Quarter and Full-Year 2018 Guidance
For both the third quarter and second half of 2018, Target expects comparable sales growth in line with the 4.8 percent comparable sales growth the company delivered in the first half of 2018. For the third quarter, the Company expects both GAAP EPS from continuing operations and Adjusted EPS of $1.00 to $1.20, compared with GAAP EPS from continuing operations of $0.87 and Adjusted EPS of $0.90 in third quarter 2017.
For full-year 2018, Target now expects GAAP EPS from continuing operations and Adjusted EPS of $5.30 to $5.50, compared with the prior range of $5.15 to $5.45. Full year GAAP EPS will reflect the discrete items already reported through second quarter 2018.

Operating Results
Total revenue of $17.8 billion increased 6.9 percent from $16.6 billion last year, reflecting sales growth of 7.0 percent and growth in other revenue of 0.2 percent. Second quarter sales growth reflected comparable sales growth of 6.5 percent combined with the contribution from non-mature stores. Comparable digital channel sales grew 41 percent and contributed 1.5 percentage points of comparable sales growth. Operating income was $1,133 million in second quarter 2018, up 3.6 percent from $1,093 million in 2017.

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Target Corporation Reports Second Quarter 2018 Earnings - Page 3 of 13
Second quarter operating income margin rate was 6.4 percent, compared with 6.6 percent in 2017. Second quarter gross margin rate was 30.3 percent, compared with 30.4 percent in 2017, reflecting pressure from digital fulfillment costs, partially offset by the benefit of merchandising strategies including cost savings initiatives and efforts to improve pricing and promotions. Second quarter SG&A expense rate was 21.7 percent in 2018, compared with 21.6 percent in 2017, reflecting small year-over-year changes in broad expense categories. Within compensation expense, the impact of higher wages was offset by lower bonus expense compared with second quarter 2017.

Interest Expense and Taxes from Continuing Operations
The Company’s second quarter 2018 net interest expense was $115 million, down 12.2 percent from $131 million last year, reflecting debt retirement and refinancing activity conducted in 2017. Second quarter 2018 effective income tax rate from continuing operations was 21.8 percent, compared with 31.4 percent last year, primarily due to the impact of recently-enacted federal tax reform legislation (the Tax Act).

Capital Deployment
In second quarter 2018 the Company made capital investments of $1,029 million in property and equipment, and returned $761 million to shareholders, including:

•	Dividends of $330 million, compared with $331 million in second quarter 2017, reflecting a decline in share count offset by an increase in the dividend per share.

•	Share repurchases totaling $431 million that retired 5.8 million shares of common stock at an average price of $74.31.
As of the end of the second quarter, the Company had approximately $2.3 billion of remaining capacity under its current $5 billion share repurchase program, reflecting second quarter purchases and an accelerated share repurchase transaction which will settle in the third quarter.

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Target Corporation Reports Second Quarter 2018 Earnings - Page 4 of 13
For the trailing twelve months through second quarter 2018, after-tax return on invested capital (ROIC) was 16.0 percent, compared with 13.5 percent for the twelve months through second quarter 2017. Excluding the discrete impacts of the Tax Act, ROIC was 14.2 percent for the trailing twelve months ended August 4, 2018. See the tables of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at investors.target.com (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on August 24, 2018. The replay number is 800-216-6079.

Miscellaneous
Statements in this release regarding third quarter, second half and full-year 2018 earnings per share and comparable sales guidance and the expected 2019 impact of our initiatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 3, 2018. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Reports Second Quarter 2018 Earnings - Page 5 of 13

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,800 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Second Quarter 2018 Earnings - Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (a)	Change	August 4, 2018	July 29, 2017 As Adjusted (a)	Change
Sales	$17,552	$16,410	7.0%	$34,108	$32,405	5.3%
Other revenue	224	224	0.2	450	452	(0.5)
Total revenue	17,776	16,634	6.9	34,558	32,857	5.2
Cost of sales	12,239	11,419	7.2	23,865	22,618	5.5
Selling, general and administrative expenses	3,865	3,601	7.4	7,410	6,953	6.6
Depreciation and amortization (exclusive of depreciation included in cost of sales)	539	521	3.3	1,109	1,038	6.9
Operating income	1,133	1,093	3.6	2,174	2,248	(3.3)
Net interest expense	115	131	(12.2)	237	272	(12.8)
Net other (income) / expense	(4)	(15)	(69.4)	(12)	(30)	(60.4)
Earnings from continuing operations before income taxes	1,022	977	4.6	1,949	2,006	(2.9)
Provision for income taxes	223	307	(27.2)	433	661	(34.6)
Net earnings from continuing operations	799	670	19.2	1,516	1,345	12.8
Discontinued operations, net of tax	—	1		1	4
Net earnings	$799	$671	19.1%	$1,517	$1,349	12.5%
Basic earnings per share
Continuing operations	$1.50	$1.22	23.2%	$2.84	$2.44	16.2%
Discontinued operations	—	—		—	0.01
Net earnings per share	$1.50	$1.22	23.0%	$2.84	$2.45	15.9%
Diluted earnings per share
Continuing operations	$1.49	$1.21	22.7%	$2.81	$2.43	15.9%
Discontinued operations	—	—		—	0.01
Net earnings per share	$1.49	$1.22	22.6%	$2.82	$2.44	15.6%
Weighted average common shares outstanding
Basic	531.7	549.3	(3.2)%	534.3	550.8	(3.0)%
Dilutive impact of share-based awards	4.6	2.6		4.3	2.8
Diluted	536.3	551.9	(2.8)%	538.6	553.6	(2.7)%
Antidilutive shares	—	5.2		—	3.6
Dividends declared per share	$0.64	$0.62	3.2%	$1.26	$1.22	3.3%
Note: Per share amounts may not foot due to rounding.

(a)
Beginning with the first quarter 2018, we adopted the new accounting standards for revenue recognition, leases, and pensions. We are presenting prior period results on a basis consistent with the new standards and conformed to the current period presentation. We provided additional information about the impact of the new accounting standards on previously reported financial information in a Form 8-K filed on May 11, 2018.

Target Corporation Reports Second Quarter 2018 Earnings - Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	August 4, 2018	February 3, 2018 As Adjusted (a)	July 29, 2017 As Adjusted (a)
Assets
Cash and cash equivalents	$1,180	$2,643	$2,291
Inventory	9,112	8,597	8,192
Other current assets	1,211	1,300	1,114
Total current assets	11,503	12,540	11,597
Property and equipment
Land	6,074	6,095	6,089
Buildings and improvements	28,629	28,131	27,616
Fixtures and equipment	5,356	5,623	5,361
Computer hardware and software	2,575	2,645	2,518
Construction-in-progress	685	440	423
Accumulated depreciation	(18,147)	(18,398)	(17,603)
Property and equipment, net	25,172	24,536	24,404
Operating lease assets	1,976	1,884	1,857
Other noncurrent assets	1,345	1,343	809
Total assets	$39,996	$40,303	$38,667
Liabilities and shareholders’ investment
Accounts payable	$9,116	$8,677	$7,584
Accrued and other current liabilities	3,878	4,094	3,627
Current portion of long-term debt and other borrowings	1,044	281	1,365
Total current liabilities	14,038	13,052	12,576
Long-term debt and other borrowings	10,108	11,117	10,706
Noncurrent operating lease liabilities	2,028	1,924	1,897
Deferred income taxes	828	693	757
Other noncurrent liabilities	1,827	1,866	1,676
Total noncurrent liabilities	14,791	15,600	15,036
Shareholders’ investment
Common stock	44	45	46
Additional paid-in capital	5,788	5,858	5,707
Retained earnings	6,058	6,495	5,918
Accumulated other comprehensive loss	(723)	(747)	(616)
Total shareholders’ investment	11,167	11,651	11,055
Total liabilities and shareholders’ investment	$39,996	$40,303	$38,667
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 526,112,846, 541,681,670 and 546,183,291 shares issued and outstanding at August 4, 2018, February 3, 2018 and July 29, 2017, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

(a)	Additional information is provided on page 6.

Target Corporation Reports Second Quarter 2018 Earnings - Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (a)
Operating activities
Net earnings	$1,517	$1,349
Earnings from discontinued operations, net of tax	1	4
Net earnings from continuing operations	1,516	1,345
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,234	1,166
Share-based compensation expense	71	43
Deferred income taxes	129	(90)
Noncash losses / (gains) and other, net	99	94
Changes in operating accounts
Inventory	(515)	52
Other assets	1	71
Accounts payable	342	332
Accrued and other liabilities	(154)	(144)
Cash provided by operating activities—continuing operations	2,723	2,869
Cash provided by operating activities—discontinued operations	1	57
Cash provided by operations	2,724	2,926
Investing activities
Expenditures for property and equipment	(1,856)	(1,203)
Proceeds from disposal of property and equipment	15	22
Other investments	3	(80)
Cash required for investing activities	(1,838)	(1,261)
Financing activities
Reductions of long-term debt	(255)	(617)
Dividends paid	(665)	(663)
Repurchase of stock	(954)	(615)
Accelerated share repurchase pending final settlement	(525)	—
Stock option exercises	50	9
Cash required for financing activities	(2,349)	(1,886)
Net decrease in cash and cash equivalents	(1,463)	(221)
Cash and cash equivalents at beginning of period	2,643	2,512
Cash and cash equivalents at end of period	$1,180	$2,291

(a)	Additional information is provided on page 6.

Target Corporation Reports Second Quarter 2018 Earnings - Page 9 of 13

TARGET CORPORATION

Operating Results

	Three Months Ended		Six Months Ended
Rate Analysis (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (a)	August 4, 2018	July 29, 2017 As Adjusted (a)
Gross margin rate (b)	30.3%	30.4%	30.0%	30.2%
SG&A expense rate (c)	21.7	21.6	21.4	21.2
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (c)	3.0	3.1	3.2	3.2
Operating income margin rate (c)	6.4	6.6	6.3	6.8

(a)	Additional information is provided on page 6.

(b)	Calculated as gross margin (sales less cost of sales) divided by sales.

(c)
Calculated as the applicable amount divided by total revenue. Other revenue includes $167 million and $333 million of profit-sharing income under our credit card program agreement for the three and six months ended August 4, 2018, respectively, and $172 million and $342 million for the three and six months ended July 29, 2017, respectively.

	Three Months Ended		Six Months Ended
Comparable Sales (unaudited)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Comparable sales change	6.5%	1.3%	4.8%	—%
Drivers of change in comparable sales
Number of transactions	6.4	2.1	5.0	0.6
Average transaction amount	0.1	(0.7)	(0.3)	(0.7)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Stores channel comparable sales change	4.9%	0.2%	3.4%	(1.0)%
Digital channel contribution to comparable sales change	1.5	1.1	1.3	0.9
Total comparable sales change	6.5%	1.3%	4.8%	—%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Six Months Ended
Sales by Channel (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (a)	August 4, 2018	July 29, 2017 As Adjusted (a)
Stores	94.4%	95.8%	94.6%	95.8%
Digital	5.6	4.2	5.4	4.2
Total	100%	100%	100%	100%

Target Corporation Reports Second Quarter 2018 Earnings - Page 10 of 13

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Target Debit Card	13.0%	13.2%	13.2%	13.4%
Target Credit Cards	10.9	11.6	10.8	11.3
Total REDcard Penetration	23.9%	24.8%	24.0%	24.7%
Note: Amounts may not foot due to rounding. In Q1 2018, we refined our calculation of REDcard penetration. The prior period amount has been updated to conform with the current period methodology, resulting in an increase of 0.2 percentage points to the Total REDcard Penetration for both the three and six months ended July 29, 2017.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	August 4, 2018	February 3, 2018	July 29, 2017	August 4, 2018	February 3, 2018	July 29, 2017
170,000 or more sq. ft.	274	274	276	48,952	48,966	49,328
50,000 to 169,999 sq. ft.	1,502	1,500	1,506	189,258	189,030	189,796
49,999 or less sq. ft.	59	48	34	1,644	1,359	958
Total	1,835	1,822	1,816	239,854	239,355	240,082

(a)	In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Second Quarter 2018 Earnings - Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	August 4, 2018			July 29, 2017 As Adjusted (a)
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.49			$1.21	22.7%
Adjustments
Income tax matters (b)	$—	$(12)	$(0.02)	$—	$5	$0.01
Adjusted diluted earnings per share from continuing operations			$1.47			$1.22	19.8%

	Six Months Ended
	August 4, 2018			July 29, 2017 As Adjusted (a)
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$2.81			$2.43	15.9%
Adjustments
Income tax matters (b)	$—	$(18)	$(0.03)	$—	$(2)	$—
Adjusted diluted earnings per share from continuing operations			$2.78			$2.43	14.7%
Note: Amounts may not foot due to rounding.

(a)
Additional information is provided on page 6. Lease standard adoption resulted in a $0.01 reduction in GAAP diluted earnings per share from continuing operations for both the three and six months ended July 29, 2017, and Adjusted diluted earnings per share for the three months ended July 29, 2017, and less than $0.01 in Adjusted EPS for the six months ended July 29, 2017.

(b)	Represents income from income tax matters not related to current period operations.

Target Corporation Reports Second Quarter 2018 Earnings - Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures which we believe provide meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(millions) (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (a)	Change	August 4, 2018	July 29, 2017 As Adjusted (a)	Change
Net earnings from continuing operations	$799	$670	19.2%	$1,516	$1,345	12.8%
+ Provision for income taxes	223	307	(27.2)	433	661	(34.6)
+ Net interest expense	115	131	(12.2)	237	272	(12.8)
EBIT (a)	$1,137	$1,108	2.7%	$2,186	$2,278	(4.1)%
+ Total depreciation and amortization (b)	603	585	3.0	1,234	1,166	5.8
EBITDA (a)	$1,740	$1,693	2.8%	$3,420	$3,444	(0.7)%

(a)
Additional information is provided on page 6. Adoption of the new accounting standards resulted in a $6 million and $14 million decrease in EBIT for the three and six months ended July 29, 2017, respectively, with no impact on EBITDA.

(b)	Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales on our Consolidated Statements of Operations.

Target Corporation Reports Second Quarter 2018 Earnings - Page 13 of 13

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	August 4, 2018 (a)		July 29, 2017 As Adjusted (b)
Operating income	$4,150		$4,601
+ Net other income / (expense)	41		80
EBIT	4,191		4,681
+ Operating lease interest (c)	81		76
- Income taxes (d)	589	(e)	1,564
Net operating profit after taxes	$3,683		$3,193

Denominator (dollars in millions) (unaudited)	August 4, 2018	July 29, 2017 As Adjusted (b)	July 30, 2016 As Adjusted (b)
Current portion of long-term debt and other borrowings	$1,044	$1,365	$653
+ Noncurrent portion of long-term debt	10,108	10,706	11,894
+ Shareholders' equity	11,167	11,055	11,538
+ Operating lease liabilities (f)	2,183	2,032	1,894
- Cash and cash equivalents	1,180	2,291	1,480
- Net assets of discontinued operations (g)	—	10	80
Invested capital	$23,322	$22,857	$24,419
Average invested capital (h)	$23,090	$23,639

After-tax return on invested capital (i)	16.0%	(e)	13.5%
After-tax return on invested capital excluding discrete impacts of Tax Act	14.2%	(e)

(a)	Consisted of 53 weeks.

(b)	Additional information is provided on page 6.

(c)
Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.

(d)
Calculated using the effective tax rates for continuing operations, which were 13.8 percent and 32.9 percent for the trailing twelve months ended August 4, 2018, and July 29, 2017, respectively. For the twelve months ended August 4, 2018, and July 29, 2017, includes tax effect of $578 million and $1,539 million, respectively, related to EBIT, and $11 million and $25 million, respectively, related to operating lease interest.

(e)
The effective tax rate for the trailing twelve months ended August 4, 2018, includes discrete tax benefits of $343 million related to the Tax Cuts and Jobs Act (Tax Act), and the impact of the new lower U.S. corporate income tax rate.

(f)
Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities on the Consolidated Statements of Financial Position.

(g)	Included in Other Assets and Liabilities on the Consolidated Statements of Financial Position.

(h)	Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.

(i)	Adoption of the new lease standard reduced ROIC by approximately 0.5 percentage points for all periods presented.